                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                 HEALTHAXIS INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 [LOGO OMITTED]

Dear Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Healthaxis Inc. ("HAXS" or the "Company") which will be held on May 18, 2001, at 2:00 p.m. (Eastern Daylight Time) at the offices of the Company, 2500 DeKalb Pike, East Norriton, PA 19401. The official notice of the Annual Meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

         Healthaxis invites all shareholders to attend the meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the envelope provided. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

                                 Sincerely,

                                 /s/ James W. McLane
                                 -------------------------------------
                                 James W. McLane
                                 President and Chief Executive Officer

                                 HEALTHAXIS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 18, 2001





TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

         Healthaxis Inc. will hold its Annual Meeting of shareholders at 2:00 p.m., prevailing time, on May 18, 2001, at the executive offices of Healthaxis Inc. located at 2500 DeKalb Pike, East Norriton, Pennsylvania, for the following purposes:

         1. To elect eight (8) directors to serve until the next annual meeting of shareholders and until their successors are duly elected; and

         2. To act upon such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 23, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote, who attend the reconvened Annual Meeting, if less than a quorum as determined under the applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors,

                                    /s/  MICHAEL G. HANKINSON
                                    -------------------------
                                    MICHAEL G. HANKINSON
                                    SECRETARY
East Norriton, PA
April 19, 2001

                                 Healthaxis Inc.
                                2500 DeKalb Pike
                             East Norriton, PA 19401

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------


         The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. ("HAXS" or the "Company"), the holding company for Healthaxis.com, Inc. ("Healthaxis"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 18, 2001, at 2:00 p.m. (Eastern Daylight Time) at the offices of the Company, 2500 DeKalb Pike, East Norriton, PA 19401, and at any postponement or adjournment thereof. The approximate date on which this proxy statement and the accompanying form of proxy will first be sent or given to shareholders is April 19, 2001.

         Sending in a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy has the power to revoke it by, among other methods, delivering a later-dated proxy or giving written notice to the Secretary of HAXS at any time before the proxy is exercised.

         The expense of the proxy solicitation will be borne by HAXS. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of HAXS and its subsidiaries without additional compensation. Upon request by brokers, dealers, banks or voting trustees, or their nominees who are record holders of the Company's common stock, par value $0.10 per share (the "Common Stock"), HAXS is required to pay the reasonable expenses incurred by such record holders for mailing proxy materials and annual shareholder reports to any beneficial owners of the Common Stock.

         A form of proxy is enclosed. If properly executed and received by HAXS in time for voting, and not revoked thereafter, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Common Stock for election of the nominees for director hereinafter named.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) matters which HAXS has not received notice by April 1, 2001, (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the Annual Meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         HAXS is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed notice of the Annual Meeting.

         Effective January 26, 2001, HAXS completed its Reorganization which resulted in Healthaxis becoming a wholly-owned subsidiary of HAXS and the exchange of each outstanding share of Healthaxis Stock into 1.334 shares of HAXS Common Stock. This transaction is referred to in this Proxy Statement as the Reorganization. Unless otherwise indicated, all stock price, share, option and exercise price information contained in this Proxy Statement has been adjusted to reflect the Reorganization.

         HAXS had 52,775,209 shares of Common Stock outstanding at the close of business on March 23, 2001 (the "Record Date"). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of HAXS Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

         If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

         Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of any other business matters properly brought before the Annual Meeting, requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, an abstention, withholding of authority to vote, or broker non-vote on any proposal will not have the same legal effect as an "against" vote, and will not be counted in determining whether the proposal has received the required shareholder vote.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of March 23, 2001, the beneficial ownership of HAXS Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of HAXS outstanding Common Stock,
(ii) by each director and nominee for director of HAXS, (iii) by the Chief Executive Officer and the five most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2000 (the "Named Officers") and certain other executive officers who were not serving as executive officers at the end of the last fiscal year, and (iv) by the directors, director nominees and executive officers of HAXS as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.


                                                                    Number of Shares      Percent of
Beneficial Owners (1)                                              Beneficially Owned       Class
---------------------                                              ------------------     ----------

UICI.........................................................         24,166,426(2)(3)      45.4%
4001 McEwen, Suite 200
Dallas, TX 75244

   UICI Voting Trust.........................................          8,581,714(3)         16.3%
   2500 DeKalb Pike
   East Norriton, PA 19401

Founders Plan Voting Trust...................................          3,224,645(4)         6.1%
2500 DeKalb Pike
East Norriton, PA 19401

Brown Simpson Partners I, Ltd................................          2,638,706(5)         4.9%
152 West 57th Street, 40th Floor
New York, NY 10019

Seneca Capital, Ltd..........................................          1,861,170(6)         3.5%
830 Third Avenue, 14th Floor
New York, NY  10022

Seneca Capital, LP. .........................................          1,118,096(6)         2.1%
830 Third Avenue, 14th Floor
New York, NY  10022

Alvin H. Clemens.............................................          3,396,376(7)(8)      6.2%

Michael Ashker...............................................          2,086,880(7)(9)      3.8%

Dennis B. Maloney............................................          1,065,532 (7)(10)    2.0%

James W. McLane..............................................            397,170(11)         (*)

Henry G. Hager...............................................             78,400(7)(12)      (*)

Michael G. Hankinson.........................................             63,644(13)         (*)

Edward W. LeBaron, Jr........................................             56,971(7)(14)      (*)

John Wall....................................................             46,573(15)         (*)

John Carradine...............................................             28,000(16)         (*)

Patrick J. McLaughlin........................................              3,400(17)         (*)

Gregory T. Mutz..............................................                 --             --

All directors and executive officers as a group (11 Persons).          7,222,946            12.8%

----------------------------------
(1)  The address of each director and executive officer is that of HAXS.

(2) Includes 23,758,845 shares of HAXS common stock, 210,105 shares of HAXS common stock issuable upon exercise of a warrant, 185,185 shares of HAXS common stock issuable upon conversion of a convertible debenture and 12,291 shares of HAXS common stock issuable upon exercise of a second warrant. In Amendment No. 1 to Schedule 13G filed on February 7, 2001 by UICI and its wholly owned subsidiaries, the Mega Life and Health Insurance Company

     ("Mega") and UICI Sub I, Inc. ("UICI Sub"), UICI reported voting with respect to 15,374,607 shares of HAXS common stock and dispositive power with respect to 23,956,321 shares of HAXS common stock. These amounts include 3,557,179 shares of HAXS common stock over which Mega has voting and dispositive power and 2,668,000 shares of HAXS common stock over which UICI Sub has voting and dispositive power. The 23,956,321 shares of HAXS common stock over which UICI has dispositive power also include 8,581,714 shares held in the UICI Voting Trust.

(3) Includes 8,581,714 shares of HAXS common stock which are held in the UICI Voting Trust over which UICI has sole dispositive power but no voting power. The shares held in the trust are voted by a majority of the trustees, Mr. Ashker, Mr. LeBaron and Mr. Maloney. As a result, no individual trustee is deemed to have beneficial ownership over these shares.

(4) Includes 3,224,645 shares of HAXS common stock which are held in a voting trust and will be issued to some employees of the former Insurdata Incorporated and other UICI subsidiaries pursuant to the terms of options granted under the Insurdata Incorporated Founders Plan. Of this amount, options for 1,428,602 of HAXS common stock are currently exercisable by the employees to whom the options were granted. The shares held in this trust are voted by a majority vote of the trustees of the trust who are Messrs. Ashker, Clemens, LeBaron and Hager. As a result, no individual trustee is deemed to have beneficial ownership over these shares.

(5) As reported in Amendment No. 1 to Schedule 13G filed on February 12, 2001, Brown Simpson Partners I, Ltd. has shared voting and dispositive power over 2,638,706 shares of HAXS common stock with its investment advisor, Brown Simpson Asset Management LLC. Each of Matthew C. Brown, Peter D. Greene, Mitchell D. Kaye and James R. Simpson hold a 25% interest in Brown Simpson Asset Management LLC. Brown Simpson Partners I, Ltd. is not deemed to beneficially own certain other shares of HAXS common stock because it is contractually precluded from converting or exercising certain derivative securities which are held for its account if it would result in ownership of Company common stock in excess of 4.99%.

(6) Mr. Doug Hirsch, manager of this fund, has voting and dispositive power over these shares.

(7) Excludes shares held in a voting trust in which the director is a trustee but over which the director is not deemed to have beneficial ownership because the shares are voted by a majority vote of the trustees.

(8) Includes 2,545,366 of HAXS common stock, of such amount 133,400 shares are held by AHC Acquisition Corp., a corporation wholly owned by Mr. Clemens, and 616,000 shares are held in the Mark Twain Trust. Also includes 851,010 shares subject to stock options, convertible debentures and warrants which are currently exercisable. As reported in Amendment No. 2 to Schedule 13D dated February 12, 2001, Mr. Clemens disclaims beneficial ownership with respect to 967,040 options for shares of common stock owned by Beaver Creek Limited Partnership, in which Mr. Clemens is a general partner.

(9) Includes 89,776 shares of HAXS common stock and 1,692,104 shares subject to options granted to Mr. Ashker which are currently exercisable. Of such amount, options to purchase 1,321,994 shares, 163,340 shares and 206,770 shares have been granted at exercise prices of $1.33, $4.33 and $2.49 per share, respectively. Also includes 5,000 shares of HAXS common stock subject to options granted at an exercise price of $7.50 under the HAXS Stock Option Plan of Directors, which are currently exercisable and 300,000 shares of the HAXS common stock subject to warrants with an exercise price of $3.00 which are currently exercisable.

(10) Includes 709,688 shares of HAXS common stock subject to options granted under the Insurdata Incorporated Founders' Plan which are held in a voting trust and are currently exercisable at $1.02 per share and 355,844 shares of HAXS common stock owned by Mr. Maloney. Excludes options to purchase 709,688 shares of common stock at an exercise price of $1.02 per share which are not currently exercisable.

(11) Includes 23,650 shares of HAXS common stock and options to purchase 333,500 shares and 40,020 shares of Common Stock which are currently exercisable at $3.00 and $2.25 per share, respectively under the Healthaxis 1998 Stock Option Plan assumed by HAXS. Excludes options to purchase 400,200 shares of Common Stock at an exercise price of $3.00 per share, which are not currently exercisable.

(12) Includes 10,000 shares of HAXS common stock and 55,000 and 13,400 shares of HAXS common stock subject to options granted under the HAXS Stock Option Plan of Directors and HAXS 2000 Stock Option Plan respectively, which are currently exercisable.

(13) Includes 63,644 shares of HAXS common stock subject to options granted under the 1998 Healthaxis Stock Option Plan to Mr. Hankinson which are currently exercisable. Excludes options to purchase 49,746 shares, which are not currently exercisable.

(14) Includes 38,571 shares of HAXS common stock and 5,000 and 13,400 shares of HAXS common stock subject to options granted under the HAXS Stock Option Plan of Directors and HAI 2000 Stock Option Plan respectively, which are currently exercisable.

(15) Includes options to purchase 11,089 shares of HAXS common stock at an exercise price of $1.69 and options to purchase 35,484 shares of HAXS common stock at an exercise price of $1.02 which are currently exercisable and were granted under the 1999 Insurdata Incorporated Stock Option Plan. Excludes options to purchase 113,173 shares of HAXS common stock of which 53,227 options at an exercise price of $1.02 and 33,266 options at an exercise price of $1.69 were granted under the Insurdata Incorporated Founder's Plan, and 26,680 options at an exercise price of $2.49 were granted under the 1998 Healthaxis Stock Option Plan.

(16) Includes options to purchase 28,000 shares of HAXS common stock at an exercise price of $0.82 per share which are currently exercisable and were granted under the HAXS 2000 Stock Option Plan. Excludes options to purchase 72,000 shares of HAXS common stock at an exercise price of $0.82 per share which are not currently exercisable and were granted under the HAXS 2000 Stock Option Plan.

(17) Includes 3,400 shares of HAXS common stock subject to options granted under the 2000 HAXS Stock Option Plan, which are currently exercisable.

* Less than 1.0 percent.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Company's Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board shall consist of not less than three nor more than twelve directors and that within these limits the number of directors shall be as established by the Board. The Board has set the number of directors at eight. At the Annual Meeting, shareholders will elect eight directors to serve for a term of one year and until each of their respective successors is elected and qualified. The Company's Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

         The following table sets forth certain information, as of the Record Date, regarding the Company's Board of Directors. The Board has nominated the nominees named below based upon recommendations received pursuant to the Shareholders' Agreement, which nominees are currently serving as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected. The Board knows of no reason why such nominees would be unable to serve as directors. If any of the nominees should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, or the Board may reduce the number of directors to eliminate the vacancy.



                                                                                             Served as
                                                         Position Held                       Director     Year Term
Name                                   Age(1)            In the Company                       Since      Will Expire
----                                   ------      ----------------------------------       ----------   ------------
Michael Ashker.....................      48        Chairman                                    1998         2002

Alvin H. Clemens...................      63        Director                                    1989         2002

Henry G. Hager.....................      66        Director                                    1996         2002

Edward W. LeBaron, Jr..............      71        Director                                    1998         2002

Dennis B. Maloney..................      54        Director & Chief Operating Officer          2001         2002

James W. McLane....................      62        Director, President & Chief Executive       2001         2002
                                                      Officer

Patrick J. McLaughlin..............      42        Director                                    2001         2002

Gregory T. Mutz....................      55        Director                                    2001         2002

----------
(1) As of Record Date.

         The principal occupation of each director of the Company, who are also the nominees for director, is set forth below.

         Michael Askher has been Chairman of Healthaxis and HAXS since February 2001. Mr. Ashker served as President and Chief Executive Officer of Healthaxis from 1998 to February 2001; and as President and Chief Executive Officer of HAXS from August 1999 to February 2001. Mr. Ashker was the Managing Director and Portfolio Manager of Lynx Capital Group, LLC, and Managing Member of Lynx Venture Partners I, LLC, from 1995 to 1998.

         Alvin H. Clemens is Chairman of the Executive Committee of HAXS, a position he has held since February 2001. Mr. Clemens was Chairman of the Board of HAXS and subsidiary companies from October 1989 to February 2001, Chairman of Healthaxis from 1998 to February 2001, Chief Executive Officer of HAXS from 1989 to 1999, and President of HAXS from 1993 to 1996. Mr. Clemens has been President of Provident Indemnity Life Insurance Company from November 30, 1999 to present. He served as President of Maine National Life Insurance Company from 1989 to 1995, as Owner and Chairman of the Board of Maine National Life Insurance Company from 1985 to 1989; President and a Director of Academy Life Insurance Company and Pension Life Insurance Company of America from 1970 to 1985. He also served as Chairman/Chief Executive Officer of Academy Insurance Group Inc. from 1967 to 1985.

         Henry G. Hager is currently retired. Mr. Hager was Partner to the law firm of Stradley, Ronon, Stevens and Young from 1994 to 1999. Mr. Hager was President and Chief Executive Officer of the Insurance Federation of Pennsylvania from 1985 to 1999. He has served as a director of American Waterworks Company, a publicly-held company since 1986.

         Edward W. LeBaron, Jr. was a Director of Lynx Capital Group, LLC, from January, 1997 to January 2000. He was an attorney with the Political Law Group, Pillsbury, Madison & Sutro from 1989 to 1995 and from 1996 to 1998. Mr. LeBaron served as Chief Executive Officer of Pacific Casino Management from 1995 to 1996, and as a Director of Tom Brown, Inc., a publicly-held company from 1987 to present.

         Dennis B. Maloney has been Chief Operating Officer of HAXS since February 2001, and has been Director and Chief Operating Officer of Healthaxis since January 2000. Mr. Maloney was President and Chief Executive Officer of Insurdata Incorporated from January 1997 to January 2000, and a Director of Insurdata Incorporated from March 1997 to January 2000. Prior to such time, he was an executive officer of SHL Systemhouse, a systems integration company, from 1976 until October 1996. Mr. Maloney resigned his position as Chief Operating Officer of HAXS and Healthaxis effective April 27, 2001.

         James W. McLane has been President and Chief Executive Officer of HAXS since February 2001, and a Director of Healthaxis since August 2000. He also serves as a Director of Beverly Enterprises, Inc., a public company, and UltraTouch, Inc., a venture-backed company. Mr. McLane was President and Chief Operating Officer of NovaCare, Inc. from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996; and Senior Vice President and Division Executive of Citicorp's Global Insurance Division and Capital Investments Division prior to 1991. He also served during this period as Chairman of Ambac, Inc. and CapMac, Inc.

         Patrick J. McLaughlin has been Director of UICI since January 1999 and a Director of Universal American Financial Corporation since 1995; Mr. McLaughlin also serves as Managing Director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, a position he has held since April 1993. He previously served as the Executive Vice President and Chief Investment Officer of Life Partners Group, Inc. from April 1990 to April 1993.

         Gregory T. Mutz is a Director and President and Chief Executive Officer of UICI, positions he has held since January 1999. He also served as a Director of Insurdata Incorporated from May 1999 to January 2000. Mr. Mutz has served as Chairman of the Board and Chief Executive Officer of Amli Realty Co. since 1980, Chairman of the Board of Trustees of Amli Residential Properties Trust since 1994, and Chairman of the Board of Trustees of Amli Commercial Properties Trust since 1997. Mr. Mutz also has served as a Director of Alleghany/Chicago Trust Family of Mutual Funds since 1996, as a director of Baldwin & Lyons from 1978 until 1997, and as a director of AvTel Communications from 1997 until 1998.

Shareholders' Agreement

         In connection with the completion of the Reorganization, HAXS, UICI, Michael Ashker, currently Chairman of the Board of Directors, Alvin Clemens, currently Chairman of the Executive Committee of the Board of Directors, and Healthaxis entered into a Shareholders' Agreement. Under the terms of the Shareholders' Agreement, the Board of Directors of HAXS will consist of up to nine members. UICI and HAXS may each independently nominate three nominees to the Board, and, the remaining three directors will be nominated by mutual agreement of HAXS (acting by the vote of a majority of the members of the Board that were not nominated by or agreed to by UICI) and UICI. This provision of the Shareholders' Agreement will terminate with respect to UICI when UICI owns less than 20% of the HAXS common stock on a fully diluted basis. Messrs. Ashker, Clemens and LeBaron are the HAXS nominees. Messrs. Mutz, McLaughlin, and Maloney are the UICI nominees. Messrs. McLane and Hager are the jointly agreed upon nominees.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

Meetings and Committees of the Board of Directors

         During 2000, the Board of Directors of HAXS held six meetings. All directors attended at least 75% of the aggregate meetings of the Board and the Committees on which they served.

         In 2000, HAXS' Board of Directors had a standing
Executive/Compensation/Nominating Committee, an Audit Committee and an Option Administration Committee. Effective with the Reorganization in January 2001, HAXS' Board of Directors has a standing Executive Committee, a Compensation/Nominating Committee and an Audit Committee.

         The Executive/Compensation/Nominating Committee was appointed to act when a meeting of the full Board of Directors is not feasible, administer HAXS' compensation matters, nominate directors and determine replacements for directors when membership on the board of directors ends prior to the expiration of a term. During 2000, Messrs. Ashker, Clemens, Davis and Mignatti served on this committee. The Executive Committee held two meetings during 2000. Effective with the Reorganization in January 2001, the HAXS Board of Directors has a standing Executive Committee comprised of Messrs. Clemens, Mutz, McLaughlin and McLane. The responsibilities of the Executive Committee are to act when a meeting of the full Board of Directors is not feasible.

         The Audit Committee was appointed to recommend the selection of HAXS' auditors, review the scope and results of audits, review the adequacy of HAXS' accounting, financial and operating systems and supervise special investigations. The Audit Committee held two meetings in 2000. During 2000, the Audit Committee was comprised of Messrs. Hager, Karr, and Moyer. Effective with the Reorganization in January 2001, Messrs. Hager, LeBaron and McLaughlin serve as members of the Audit Committee. The Board of Directors of the Company believes that all three of the current members of the Audit Committee are independent as defined in Rule 4460(a)(2)(B) of the NASDAQ Market Place Rules. The Staff of the NASDAQ has raised an issue with respect to the independence of Mr. LeBaron as a result of his service as a trustee of two voting trusts since the shares held in such trusts are owned of record by UICI. The Company is in the process of discussing this issue with the Staff of the NASDAQ Stock Market. To the extent it is ultimately determined that Mr. LeBaron is not independent, the NASDAQ Market Place Rules provide an exception to this requirement which permit one member of the Audit Committee who is not independent (assuming the member is not a current employee or an immediate family member of an employee) if the Board determines that: (i) membership on the committee by the individual is required by the best interests of the Company and its shareholders; and (ii) the Board discloses, in the next annual meeting proxy statement, subsequent to such determination, the nature of the relationship and the reasons for that determination. To the extent necessary, the Board of Directors intends to take action to utilize this exception.

         During 2000, the Option Administration Committee consisted of Directors Clemens and LeBaron and Mr. Anthony Verdi, Chief Financial Officer. Any options to be granted to Messrs. Ashker, Clemens, or Verdi were subject to the approval of only Messrs. Hager, Karr and Moyer, who were outside directors of HAXS and as such were disinterested persons. The Option Administration Committee did not meet during 2000, and no HAXS options were granted to Ashker, Clemens or Verdi in 2000.

         Effective with the Reorganization in January 2001, Messrs. McLaughlin, Hager and LeBaron serve as members of the newly constituted Compensation and Nominating Committee. The Compensation and Nominating Committee is charged with the administration of the option plans and other compensation matters, and making recommendations for directors when membership on the Board of Directors ends prior to the expiration of a term subject to the terms of the Shareholders Agreement. The Compensation and Nominating Committee met twice during 2000. The Report of the Compensation and Nominating Committee is included in this Proxy Statement.

Report of Audit Committee

         On February 8, 2001, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with HAXS' independent auditors, BDO Seidman LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with BDO Seidman LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

         On February 8, 2000, the Board of Directors adopted a Charter for the Audit Committee, a copy of which is attached as Appendix A.

         This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this joint proxy statement/prospectus, unless the Audit Committee Report is specifically incorporated by reference.

                               The Audit Committee

   Patrick J. McLaughlin          Henry G. Hager       Edward W. LeBaron, Jr.

Director Compensation

         Through April 2000, Directors who were not employees of HAXS were paid a fee of $1,000 for attendance at each meeting of the Board of Directors of HAXS, with no fee being paid for attendance at meetings of any of HAXS' subsidiaries, and $500 for attendance at each meeting of any committee of the Board.

         In addition, in January 2001, the outside directors, Messrs. Hager, LeBaron, Mignatti, Davis, Karr and Moyer, each received a grant of 10,000 options to purchase shares of HAXS common stock (60,000 in the aggregate) at an exercise price of $4.56 per share for service on the Board during 2000. Messrs. Ashker and Clemens forfeited a corresponding number of options (60,000 options in the aggregate) to purchase shares of HAXS common stock.

         In February 2001, the Board approved a Director Compensation Plan for Non-Employee Directors, which in lieu of cash compensation, grants 2,000 options and 500 options for physical attendance at each regular Board or Board committee meetings, respectively; 1,200 options and 300 options for attendance by teleconference at each regular Board or Board committee meetings, respectively; 300 options for attendance by teleconference at each special meeting of the Board; and 5,000 options to new directors on the date of their election to the Board. Such options will be granted from the 2000 Stock Option Plan. All options granted under this plan shall be priced according to the 2000 Option Plan, and shall vest within 30 days of any such grant.

Executive Compensation

         The following table sets forth information regarding compensation paid by the Company and its subsidiaries, including Healthaxis, to the Chief Executive Officer and each Named Officer during the years 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                        Compensation
                                              Annual Compensation(1)(2)                    Awards
                                   --------------------------------------------------  --------------
                                                                                         Securities
                                                                       Other Annual      Underlying         All Other
                                              Salary        Bonus      Compensation        Options        Compensation
Name and Principal Position        Year         ($)          ($)            ($)              (#)              ($)
---------------------------       ------      ------        -----      -------------     -----------      -------------


Michael Ashker,                    2000      $190,769    $ 60,000            --           206,770(4)(5)(6) $  1,750(7)
CEO and President of HAXS          1999      $120,000    $ 50,000            --           271,800(5)           --
and Healthaxis (3)                 1998      $ 92,308          --            --         1,321,994(5)       $ 80,000


Alvin H. Clemens,                  2000      $276,893          --            --               -- (4)       $ 18,576(10)
Chairman  of the  Board  of HAXS   1999      $413,184          --            --               -- (9)       $ 17,764
and Healthaxis (8)                 1998      $413,896          --            --           309,000          $ 17,714

Anthony R. Verdi,                  2000      $200,770          --            --                --          $ 11,740(12)
CFO of HAXS of Healthaxis (11)     1999      $150,000          --            --            31,670(5)       $ 44,942
                                   1998      $151,392          --            --                --          $ 10,144

Dennis Maloney,                    2000      $220,308          --            --                --          $  5,250(14)
COO of HAXS and Healthaxis (13)

Michael G. Hankinson,              2000      $148,551          --            --            46,690(5)(17)   $  4,457(15)
Sr.  Vice  President,  Secretary   1999       $98,653                                      80,040(5)
and General  Counsel of HAXS and
Healthaxis(16)

John Wall                          2000      $177,335          --            --            26,680(5)(19)    $5,250(20)
CTO of HAXS and Healthaxis (18)


---------------

 (1) The foregoing table does not include the following executive officers who joined HAXS subsequent to year end: James W. McLane, Richard Grehalva and John Carradine. Mr. McLane, the President and CEO of HAXS and Healthaxis, joined HAXS in February 2001 at a salary of $325,000. Mr. Carradine, the Chief Financial Officer of HAXS and Healthaxis, joined HAXS in March 2001 at a salary of $200,000. Mr. Grehalva, the Sr. Vice President of Sales & Marketing joined HAXS in October 2000 and earned less than $100,000 in 2000. His current salary is $200,000.

(2) Excludes perquisites and other personal benefits that do not exceed $50,000 or 10% of each officer's total salary and bonus.

(3) Mr. Ashker joined Healthaxis as President and Chief Executive Officer on April 1, 1998 and became President and Chief Executive Officer of HAXS in August 1999. Effective February 1, 2001, Mr. Ashker assumed the position of Chairman of HAXS and Healthaxis. James W. McLane became the President and Chief Executive Officer of HAXS and Healthaxis effective February 1, 2001.

(4) In 2000, each of Messrs. Ashker and Clemens agreed to cancel options to purchase 30,000 shares of HAXS common stock in order to permit awards to be made to HAXS' outside directors.

(5) Option amounts and exercise prices have been adjusted to reflect the conversion of Healthaxis options to purchase HAXS common stock as a result of the Reorganization completed in January 2001.

(6) Includes options to purchase 133,400 and 73,370 shares originally granted at $15.00 and $12.00 per share by a subsidiary of HAXS which exercise prices were repriced to $3.31 per share and subsequently adjusted to $2.49 as a result of the Reorganization.

(7) Includes $1,750 contributed by Healthaxis to the 401k savings plan on behalf of Mr. Ashker.

(8) Effective February 1, 2001, Mr. Clemens became the Chairman of the Executive Committee of HAXS.

(9) Mr. Clemens was granted options to purchase 309,000 shares of Healthaxis common stock in 1998, however, these grants to Mr. Clemens were terminated during 1999.

(10) Includes $4,000 contributed to the savings plan by HAXS and a car allowance of $12,211.

(11) Mr. Verdi joined Healthaxis as its Chief Financial Officer and Treasurer on December 1, 1999. Mr. Verdi became Chief Financial Officer and Treasurer of HAXS as of April 1, 2000. Mr. Verdi's employment with the Company was terminated effective March 1, 2001. Under the terms of Mr. Verdi's severance agreement, Mr. Verdi received a lump sum payment equal to $150,000 and an additional $150,000 payable over 12 months consistent with Company pay periods. Mr. Verdi also received 25,000 stock options immediately exercisable at $1.16 exercise price per share.

(12) Includes $3,469 contributed to the savings plan by HAXS and a car allowance of $5,700.

(13) Salary information for 1999 and 1998 is not provided as Mr. Maloney's employment with Healthaxis began in January 2000. Mr. Maloney resigned his position as Chief Operating Officer of HAXS and Healthaxis effective April 27, 2001.

(14) Includes $5,250 contributed by Healthaxis to the 401k savings plan on behalf of Mr. Maloney.

(15) Includes $4,457 contributed by Healthaxis to the 401k savings plan on behalf of Mr. Hankinson.

(16) Salary information for 1998 is not provided as Mr. Hankinson's employment with Healthaxis began in April, 1999.

(17) Includes options to purchase 10,000 and 10,000 shares originally granted at $15.00 and $12.00 per share by a subsidiary of HAXS which exercise prices were repriced to $3.31 per share and subsequently adjusted to $2.49 as a result of the Reorganization.

(18) Salary information for 1999 and 1998 is not provided as Mr. Wall's employment with Healthaxis began in January 2000.

(19) Includes options to purchase 20,000 shares originally granted at $15.00 per share which exercise prices were repriced to $3.31 per share and subsequently adjusted to $2.49 as a result of the Reorganization.

(20) Includes $5,250 contributed by Healthaxis to the 401k savings plan on behalf of Mr. Wall.

         The following table sets forth information regarding options granted to the Chief Executive Officer and each Named Officers and the values of such options held by such individuals at fiscal year end.

                     Options/SAR Grants in Last Fiscal Year

                                                                                            Potential Realizable
                                                                                                    Value
                                                                                           At Assumed Annual Rates
                                                                                            Of Stock Appreciation
                                          Number of    % of Total                                    for
                                         Securities      Options   Exercise                    Option Term(5)
                                           Options     Granted to    Price    Expiration  ------------------------
                  Name                   Granted(1)     Employees  $/Share(2)    Date          5%          10%
------------------------------------    -----------   -----------  ----------- ---------  ----------   -----------



Michael Ashker.....................      133,400(3)       3.40%      $2.49     03/01/10    $208,000     $527,000
President and CEO of HAXS and             73,370(4)       1.87%      $2.49     11/22/09    $114,450     $289,800
Healthaxis

Alvin Clemens......................          --            --         --         --           --          --
Chairman of HAXS and Healthaxis

Anthony R. Verdi...................          --            --         --         --           --          --
CFO of HAXS and Healthaxis

Dennis Maloney.....................          --            --         --         --           --          --
COO of HAXS and Healthaxis

Michael G. Hankinson...............       20,010          0.51%      $2.49     05/24/10     $31,200     $79,050
Senior Vice President, Secretary and      13,340(3)       0.34%      $2.49     03/01/10     $20,800     $52,700
General Counsel of HAXS and Healthaxis    13,340(4)       0.34%      $2.49     11/22/09     $20,800     $52,700

John Wall..........................       26,680(3)       0.68%      $2.49     03/01/10     $41,600    $105,400
CTO of Healthaxis

------------
(1) Represents options for shares of HAXS common stock, which options were originally granted under the Healthaxis 1998 Stock Option Plan and were converted into options to purchase HAXS common stock at an exchange ratio of 1.334 shares to one in connection with the Reorganization, which was consummated on January 26, 2001.

(2) Represents the current exercise price as adjusted to give effect to the Reorganization repricing which was consummated on January 26, 2001.

(3) Represents the adjusted exercise price of options, granted by a subsidiary of HAXS, originally granted at an exercise price of $15.00 per share and adjusted to $3.31 during fiscal 2000. The market price of HAXS common stock on the date of adjustment and the date of original grant were $3.31 and $28.6875, respectively. The exercise price was subsequently adjusted to $2.49 per share as a result of HAXS' assumption of these options in connection with the Reorganization.

(4) Represents the adjusted exercise price of options granted by a subsidiary of HAXS, originally granted at an exercise price of $12.00 per share and adjusted to $3.31 per share during fiscal 2000. The market price of the HAXS common stock on the date of adjustment and the date of original grant were $3.31 and $12.00, respectively.

(5) Potential Realizable Value Calculation is based upon the adjusted exercise price and market price of HAXS common stock on the date of adjustment.

         The following table sets forth information regarding options exercised by the Chief Executive Officer and each of the most highly compensated executive officers of HAXS and Healthaxis whose total annual salary and bonus exceeded $100,000 during fiscal 2000 as well as the year end values of shares underlying options:

              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                              Number of          Value of
                                                                              Underlying       Unexercised
                                                                             Unexercised       In-the-Money
                                                                               Options          Options at
                                                  Shares                   at 12/31/00 (1)       12/31/00
                                                 Acquired        Value       Exercisable/      Exercisable/
                     Name                       On Exercise    Realized     Unexercisable     Unexercisable
 ---------------------------------------       ------------   ----------   ----------------   --------------
 Alvin H. Clemens(2)
 Chairman of the Board of HAXS and Healthaxis
     Exercisable                                    --            --             --                --
     Unexercisable                                  --            --             --                --

 Michael Ashker
 CEO and President of HAXS and Healthaxis
     Exercisable                                    --            --           1,549,330 (3)     $144,419
     Unexercisable                                  --            --             177,864 (4)       --

 Dennis Maloney
 COO of HAXS and Healthaxis
     Exercisable                                    --            --             709,688 (5)     $298,069
     Unexercisable                                  --            --             709,688         $298,069

 Anthony R. Verdi
 CFO of HAXS and Healthaxis
    Exercisable                                     --            --              64,170 (6)       --
    Unexercisable                                   --            --              17,500 (4)       --

 Michael G. Hankinson
 Sr.  Vice  President,   Secretary  &  General
 Counsel of HAXS and Healthaxis
    Exercisable                                     --            --              53,696(7)        --
    Unexercisable                                   --            --              59,694(8)        --

 John Wall
 CTO of Healthaxis and HAXS
    Exercisable                                     --            --              46,573 (9)      $14,903
    Unexercisable                                   --            --             113,173 (10)     $22,355

-------------
(1) Includes options originally granted under the 1998 Healthaxis Stock Option Plan which were converted at an exchange ratio of 1.334 into options to purchase HAXS common stock in connection with the Reorganization which was consummated on January 26, 2001.

(2) As of December 31, 2000, the above table excludes non-compensatory stock options to purchase 1,620,540 shares of common stock at $0.90 issued to Mr. Clemens in 1989 of which Mr. Clemens disclaims beneficial ownership of 967,040 options.

(3) Includes options to purchase 1,321,994 shares, 93,381 shares, 128,955 shares, and 5,000 shares at an exercise price of $1.33, $2.49, $4.33, and $7.50 per share, respectively.

(4) These shares became exercisable during the first quarter of 2001 in accordance with respective severance agreements.

(5) Includes options to purchase 709,688 shares of HAXS common stock at a price of $1.02 granted under the Insurdata Founders Plan.

(6) Includes options to purchase 6,670 shares, 20,000 shares, 12,500 shares, 25,000 shares of HAXS common stock at $2.49, $5.00, $7.50, and $6.00 per share, respectively.

(7) Includes options to purchase 33,684 shares and 20,012 shares of HAXS common stock at $4.33 and $2.49 per share, respectively.

(8) Includes options to purchase 33,016 shares and 26,678 shares of HAXS common stock at $4.33 and $2.49 per share, respectively.

(9) Includes options to purchase 11,089 shares and 35,484 shares of HAXS common stock at $1.69 and $1.02 per share, respectively.

(10) Includes options to purchase 33,266 shares, 53,227 shares and 26,680 shares of HAXS common stock at $1.69, $1.02 and $2.49 per share respectively.

         The following table presents information regarding options granted to the Chief Executive Officer and each of the Named Officers which were repriced by HAXS' subsidiary, Healthaxis, during fiscal 2000.

                         Ten-Year Option/SAR Repricings

                                                                                                         Length of
                                          Number of                                                       Original
                                         Securities     Market Price of    Exercise Price               Option Term
                                         Underlying     Stock at Time of     at Time of       New      Remaining at
                                        Options/SARs      Repricing or      Repricing or    Exercise      Date of
                                        Repriced or        Amendment          Amendment     Price      Repricing or
        Name                 Date      Amended (#)(1)         ($)                ($)         ($)(2)      Amendment
--------------------       -------    ---------------   ----------------   --------------   ---------  -------------

Michael Ashker            05/24/2000       55,000            $3.31             $12.00         $3.31       9.5 yrs
CEO and President of      05/24/2000      100,000            $3.31             $15.00         $3.31       9.8 yrs
HAXS and Healthaxis

Alvin Clemens                 --            --                --                 --            --           --
Chairman of the Board of
HAXS and Healthaxis

Anthony R. Verdi              --            --                --                 --            --           --
CFO of HAXS and
Healthaxis

Dennis Maloney                --            --                --                 --            --           --
COO of Healthaxis and
HAXS

Michael G. Hankinson      05/24/2000       10,000            $3.31             $12.00         $3.31      9.5 yrs.
Senior Vice President,    05/24/2000       10,000            $3.31             $15.00         $3.31      9.8 yrs.
Secretary and General
Counsel of HAXS and
Healthaxis

John Wall                 05/24/2000       20,000            $3.31             $15.00         $3.31       9.8 yrs
CTO of Healthaxis and
HAXS

--------------
(1) Represents original number of shares subject to options and does not give effect to the increase in number of shares subject to options resulting from the Reorganization obtained by multiplying the amounts in the table above by the exchange ratio 1.334.

(2) The new exercise price was subsequently adjusted to $2.49 as a result of the Reorganization which was completed on January 26, 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation & Nominating Committee

         General Policies. The Company's compensation programs are intended to enable the Company and Healthaxis to attract, motivate, reward, and retain the management talent required to achieve aggressive corporate objectives in a highly competitive industry, and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company has developed a senior management compensation program which includes a competitive base salary an equity based incentive plan, an employee benefit program, as well as the Leadership Incentive Program, as adopted in 2001.

         Leadership Incentive Program. The Leadership Incentive Program is a quarterly incentive program focused on providing bonus opportunities on top of base salary, based on organization-wide performance in the following areas: customer satisfaction, employee satisfaction (measured by turnover), revenue growth, personal objectives (MBO) and operating profit performance. Target bonus opportunities are established for eligible senior management (vice president and above, and department directors). The level of each eligible employee's bonus is based on achievement for that year of pre-determined objectives, which the Company believes correlate to shareholder value and support the strategic goals of the Company.

         CEO Compensation. In 2000, determination of the salary of the chief executive officer took into consideration the following objectives: (i) completion of the merger between Healthaxis.com, Inc. and Insurdata Incorporated; (ii) facilitating the integration of the newly merged company and creating business opportunities; (iii) establishing reasonable parity between the salaries of the newly-merged companies; and (iv) completion of the upstream merger between Healthaxis.com, Inc. and HAXS. In February 2000, Mr. Ashker's salary was fixed at $200,000 per year by Healthaxis. In January 2000, Mr. Ashker received a bonus of $60,000 from HAXS in recognition of certain accomplishments relating to the stated objectives above, and, participation in significant company transactions, including the merger with Insurdata.

         In 2000, Mr. Ashker also received a grant of 100,000 options to purchase the common stock of Healthaxis at an exercise price of $15.00 on the original grant date. Of this amount, options to purchase 33,334 shares were immediately exercisable, and options to purchase the remaining 66,666 shares vest at a rate of 33,333 per year commencing on the first anniversary of the grant date. The options were repriced in May 2000 from $15.00 to $3.31 per share, and effective with the Reorganization, these options were converted into the right to purchase 133,400 shares at an exercise price of $2.49 per share. Pursuant to the terms of a severance agreement effective February 1, 2001, all stock options previously granted to Mr. Ashker are fully vested.

         In 2001, James W. McLane was named President & CEO at an annual base salary of $325,000. Mr. McLane is also eligible for bonus compensation under the Leadership Incentive Program. Mr. McLane was granted incentive stock options to purchase 550,000 shares of Healthaxis common stock at an exercise price of $4.00 per share. As a result of the Reorganization, these options were converted into the right to purchase 733,700 shares of HAXS common stock at a price of $3.00. Of this amount, options to purchase 333,500 shares are immediately exercisable and options to purchase the remaining 400,200 shares vest at a rate of 100,050 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of HAXS as defined in the Amended and Restated 1998 Stock Option Plan or if Mr. McLane is not retained as Chief Executive Officer and is asked to resign from the board, other than for cause.

         Mr. McLane served as a consultant to Healthaxis from July 15, 2000 to January 31, 2001, and was paid $12,500 per month between July 15, 2000 to December 31, 2000 and $18,750 for the month of January 2001, for his consulting services. Upon joining the Board of Directors of Healthaxis in July 2000, Mr. McLane received a grant of 30,000 options to purchase shares of Healthaxis common stock at an exercise price of $3.00. Effective with the Reorganization in January 2001, these options were converted to 40,020 options to purchase HAXS common stock at an exercise price of $2.25.

         Policy with Respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as HAXS, for compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Executive Committee intends to evaluate the level of compensation and the importance to HAXS of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the common stock on the date of grant. The Compensation & Nominating Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

                     The Compensation & Nominating Committee

  Patrick J. McLaughlin         Henry G. Hager        Edward W. LeBaron, Jr.

Executive Committee Interlocks and Insider Participation

         In 2000, Mr. Clemens, HAXS' Chairman of the Board and Mr. Ashker, HAXS' President and Chief Executive Officer, were members of the Executive/Compensation/Nominating Committee during 2000; however, they did not vote upon any matters relating to their compensation, fringe benefits, or with respect to the granting of any stock options to them.

         Effective August 15, 2000, Mr. Clemens, Healthaxis and HAXS entered into a termination agreement of Mr. Clemens' then current employment contract which provides that Mr. Clemens will receive $106,250 quarterly over five years for an aggregate payment of $2,125,000. Mr. Clemens' employment is at will and not pursuant to the terms of any employment contract and his compensation consists of $100,000 per year, benefits generally available to Healthaxis' employees and a bonus, if any, as determined by the Healthaxis Board of Directors. Pursuant to a separate letter agreement, Healthaxis has agreed to provide health insurance for Mr. Clemens and his family, use of an office, automobile and secretarial support. HAXS also extended the period of Mr. Clemens' 397,198 stock options for an additional three years through July 7, 2006.

         On September 28, 2000, HAXS entered into an Amendment to the Securities Purchase Agreement dated September 14, 1999 between HAXS and the holders of HAXS' $27.5 million 2% convertible debentures due September 14, 2002, including Mr. Clemens. The terms of the debentures were amended effective January 29, 2001 to, among other things, extend the maturity of the debentures to September 14, 2005, to change the conversion price to $9.00 per share and to modify the events of default. The terms of the warrants to purchase 202,802 shares of HAXS' common stock issued to the purchasers of the debentures were also amended to reduce the exercise price to $3.01 and to extend the exercise period of the warrants for an additional year, or until September 13, 2005.

         Pursuant to the severance agreement between Mr. Ashker, HAXS and Healthaxis, Mr. Ashker will be compensated at his current annual salary of $200,000 from February 1, 2001 through March 31, 2001, at which time Mr. Ashker will transition to a role as non-executive Chairman. Effective April 1, 2001, Mr. Ashker will receive a 12-month consulting agreement for an aggregate payment of $180,000. Mr. Ashker will also receive medical insurance coverage at the current contribution rate for a period of six months following March 31, 2001. Under the terms of the severance agreement, Mr. Ashker will also be entitled to reimbursement of all reasonable and necessary business expenses incurred while Chairman, the use of company leased automobile through June 30, 2001, and the use of a company-paid apartment through March 31, 2001.

         In addition, pursuant to the terms of the severance agreement, all stock options previously granted to Mr. Ashker will be fully vested and the post-termination exercise period of these options is to be extended for a three-year period commencing upon Mr. Ashker's termination of employment as a director, employee or consultant of Healthaxis. See "Certain Relationships and Related Transactions" for additional information.

Stock Performance Graph

         The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to HAXS' shareholders against the cumulative total return of the NASDAQ US Market Index and the Dow Jones Technology, Software Index for the five years beginning January 1, 1996. HAXS has changed the Peer Group Index to reflect that the Company has entirely changed its business from being an insurance holding company with risk-bearing health insurance companies to a technology company primarily providing software and application integration services to clients using the Internet for health insurance distribution and administration.

                                [GRAPH OMITTED]

-------------------------------------------------------------------------------------------------------------------
                        Dec-95          Dec-96          Dec-97          Dec-98         Dec-99          Dec-00
-------------------------------------------------------------------------------------------------------------------
Healthaxis Inc.          $100            $190             $32            $136           $477             $19
-------------------------------------------------------------------------------------------------------------------
Dow Jones                $100            $134            $177            $298           $591            $316
Technology,
Software Index
-------------------------------------------------------------------------------------------------------------------
Nasdaq US                $100            $123            $151            $213           $395            $238
-------------------------------------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement and Employment Arrangement

         Alvin H. Clemens. Effective February 19, 1997, HAXS and Mr. Clemens entered into a new employment agreement which replaced Mr. Clemens' prior employment contract dated as of January 1, 1993. The employment agreement was amended on July 28, 1999 to change Mr. Clemens' executive position from Chief Executive Officer to Chairman of the Board of Directors and to add Healthaxis as a party. The agreement provided for an annual cost of living increase and additional incentive or bonus compensation as deemed appropriate from time to time by the Board of Directors of HAXS. The agreement further provided for group life, health, disability, major medical, and other insurance coverage for Mr. Clemens and his family, and upon termination, provides termination benefits which include the provision of health insurance for Mr. Clemens and his spouse for life, a salary benefit of five times base salary in the event of Mr. Clemens' death, disability, or termination without cause, and includes restrictions on Mr. Clemens' competition and disclosure of confidential information, along with options to purchase 50,000 shares of HAXS' common stock granted under HAXS' Non-Qualified Option Plan for Directors and the 1996 Employee Incentive Stock Option Plan which were subsequently terminated.

         Effective August 15, 2000, Mr. Clemens, Healthaxis and HAXS entered into a termination agreement of Mr. Clemens' then current employment contract. Pursuant to the terms of the termination agreement, Mr. Clemens waived his right to all compensation and fringe benefits under his employment contract. Mr. Clemens also agreed to a general release of any and all claims against Healthaxis and HAXS and to abide by non-competition and confidentiality provisions set forth in the termination agreement. Under the terms of Mr. Clemens' termination agreement, Mr. Clemens will receive $106,250 quarterly over five years for an aggregate payment of $2,125,000, subject to limitations described below. HAXS may, at its option, make the quarterly payments due to Mr. Clemens in shares of HAXS common stock based on the average trading price of HAXS common stock over a 20 day trading period immediately before the date the payment is due, provided that, the number of shares issued for any quarterly payment may not exceed 35,416 shares and the aggregate number of shares paid over the five year period may not exceed 500,000 shares. At Mr. Clemens' discretion, he may receive a portion of each such quarterly payment in cash in an amount equal to the actual tax liability accruing from the value of the quarterly payment of such shares. Once Mr. Clemens has received 500,000 shares or their cash equivalent, HAXS will have no further payment obligation to him even if the total amount received by him is less than $2,125,000. The first quarterly payment was payable upon the earlier of the consummation of the HAXS merger, or June 30, 2001. The termination agreement provides Mr. Clemens with piggy-back registration rights for any shares of HAXS common stock that are issued to him pursuant to the terms of the termination agreement. The termination agreement also provided that Healthaxis employ Mr. Clemens as Chairman of Healthaxis. Mr. Clemens' employment is at will and not pursuant to the terms of any employment contract and his compensation consists of $100,000 per year, benefits generally available to Healthaxis' employees and a bonus, if any, as determined by the Healthaxis Board of Directors. Pursuant to a separate letter agreement, Healthaxis has agreed to provide health insurance for Mr. Clemens and his family, use of an office, automobile and secretarial support. Except for the general release of Healthaxis which was effective as of August 15, 2000, the termination agreement became effective upon consummation of the Reorganization, which occurred on January 26, 2001. If the HAXS merger had not been consummated by June 30, 2001, all of the terms of the termination agreement, except for the release of Healthaxis, would have been void, and Mr. Clemens' amended employment agreement would again be in effect.

         Effective February 1, 2001, as part of a management restructuring, Mr. Clemens was elected as Chairman of the Executive Committee of the HAXS Boards of Directors; and Mr. Ashker was elected as Chairman of the HAXS Board of Directors.

         HAXS also extended the period of Mr. Clemens' 397,198 stock options for an additional three years through July 7, 2006.

         Alvin H. Clemens' Split Dollar Life Insurance. In a letter agreement dated September 29, 2000, the trustees of a trust established by Mr. Clemens for the benefit of his spouse and children agreed that on or before December 31, 2000, the trust would either pay HAXS the cash surrender value of two split dollar life insurance policies held by it or would execute all necessary paperwork to allow HAXS to surrender the policies and receive the cash surrender value of the policies from the insurance companies which issued them. The cash surrender value of these two split dollar policies was approximately $327,000 on the date of the letter agreement with HAXS. Upon the receipt of the cash surrender value by HAXS, its split dollar plan and agreement with Mr. Clemens, his spouse and the trust, dated March 17, 1993 and amended in April 1996, would be terminated. In December 2000, HAXS received a payment of $328,533, equal to the cash surrender value of these policies.

         Mr. James W. McLane. Pursuant to the terms of an agreement entered into by Healthaxis and James McLane, effective February 1, 2001, James McLane will assume the positions of President and Chief Executive Officer of HAXS and Healthaxis at an annual salary of $325,000, subject to review and adjustment annually by the boards of directors. Mr. McLane will be an "at-will" employee and will not receive health benefits from Healthaxis. Mr. McLane will be eligible to participate in Healthaxis' disability and group life and 401(k) Plan and to participate in any bonus or incentive plan adopted by Healthaxis with a bonus target equal to 50% of annual base salary. The agreement also provides for the reimbursement of Mr. McLane for all reasonable and necessary business and travel related expenses incurred by Mr. McLane, and the use of an apartment in Dallas, Texas during his service to Healthaxis. The agreement contemplates that Mr. McLane will be compensated by Healthaxis prior to the closing of the HAXS merger, at which time HAXS and Healthaxis will be jointly and severally responsible for payment of Mr. McLane's compensation.

         In addition, Healthaxis agreed to grant Mr. McLane incentive stock options to purchase 550,000 shares of Healthaxis common stock at an exercise price of $4.00 per share. As a result of the Reorganization, these options were converted into the right to receive 733,700 shares of HAXS at a price of $3.00. Of this amount, options to purchase 333,500 shares are immediately exercisable and options to purchase the remaining 400,200 shares vest at a rate of 100,050 shares per year commencing on the first anniversary of the grant date. These options have a term of five years. The vesting of these options accelerates in the event of a change in control of Healthaxis as defined in the Amended and Restated 1998 Stock Option Plan or if Mr. McLane is not retained as Chief Executive Officer and is asked to resign from the board, other than for cause.

         Mr. McLane served as a consultant to Healthaxis from July 15, 2000 to January 31, 2001, and was paid $12,500 per month between July 15, 2000 to December 31, 2000 and $18,750 for the month of January 2001, for his consulting services. Upon joining the Board of Directors of Healthaxis in July 2000, Mr. McLane received a grant of 30,000 options to purchase shares of Healthaxis common stock at an exercise price of $3.00. Effective with the Reorganization in January 2001, these options were converted to 40,020 options to purchase HAXS common stock at an exercise price of $2.25.

         Michael Ashker. Effective February 1, 2001, Michael Ashker became Chairman of Healthaxis and HAXS and resigned as President and Chief Executive Officer of these entities. Pursuant to the severance agreement entered into between Mr. Ashker and HAXS and Healthaxis, Mr. Ashker will continue to be compensated at his current annual salary of $200,000 from February 1, 2001 through March 31, 2001, at which time Mr. Ashker will transition to a role as non-executive Chairman. Effective April 1, 2001, Mr. Ashker will receive a 12-month consulting agreement for an aggregate payment of $180,000. In the event Mr. Ashker leaves the Board of Directors at any time during the 12-month term of the consulting agreement, Mr. Ashker may accelerate the consulting agreement and receive any outstanding balance due under such agreement in a lump sum payment. In addition, under the terms of the severance agreement, Mr. Ashker will receive medical insurance coverage at the current contribution rate for a period of six months following March 31, 2001. If the severance amount payable under the agreement is paid in a lump sum, Mr. Ashker shall receive an additional payment equal to six months of medical insurance premiums at the current contribution rate. Under the terms of the severance agreement, Mr. Ashker will also be entitled to reimbursement of all reasonable and necessary HAXS business-related expenses incurred while Chairman, the use of a company-leased automobile through June 30, 2001, and the use of a company-paid apartment through March 31, 2001. Effective July 1, 2001, Mr. Ashker will assume payments on the automobile through November 30, 2001, the lease termination date. Mr. Ashker may retain his laptop computer, desktop printer, and cell phone.

         In addition, pursuant to the terms of the severance agreement, all stock options previously granted to Mr. Ashker will be fully vested and the post-termination exercise period of these options is to be extended for a three-year period commencing upon Mr. Ashker's termination of employment as a director, employee or consultant of Healthaxis. HAXS also agreed to register all shares underlying the options on a registration statement on Form S-8. In addition, if, during the three-year post termination exercise period, Mr. Ashker is unable to sell the shares acquired upon the exercise of his options because the Form S-8 is not effective, Mr. Ashker will be entitled to piggyback registration rights, each time HAXS files a registration statement.

         Andrew Felder. Effective February 1, 2001, Andrew Felder resigned as Executive Vice President - Strategy and Corporate Development of Healthaxis and HAXS. Pursuant to the terms of the severance arrangement entered into between Mr. Felder and HAXS and Healthaxis, Mr. Felder will continue to be compensated at his current annual salary of $140,000 through January 31, 2001. Effective February 1, 2001, Mr. Felder shall receive a payment of $70,000, payable in equal semi-monthly installments over a six month period or a lump sum payment of $70,000, as determined by Healthaxis, as well as the continuation of medical insurance benefits at the current rate for a period of six months from February 1, 2001. Under the terms of the severance agreement, Mr. Felder is entitled to retain his laptop computer, desktop printer, and cell phone, however, Mr. Felder, is required to assume all payments for cell phone use after January 31, 2001. The severance agreement also provides for reimbursement to Mr. Felder for all reasonable and necessary Healthaxis business-related expenses incurred by him up to and including January 31, 2001.

         In addition, pursuant to the terms of the severance agreement, all stock options previously granted to Mr. Felder will be fully vested and the post-termination exercise period of these options extended for a three-year period following January 31, 2001. HAXS also agreed to register all shares underlying the options on a registration statement on Form S-8. If, during the three-year post termination exercise period, Mr. Felder is unable to sell the shares acquired upon the exercise of his options because the Form S-8 is not effective, Mr. Felder will be entitled to piggyback registration rights each time HAXS files a registration statement.

         Anthony R. Verdi. HAXS and Anthony R. Verdi entered into a severance agreement which provides for a severance payment equal to two times Mr. Verdi's average compensation and bonus paid during calendar 1997 and 1998 payable one-half upon termination and the remainder in bi-weekly installments over a one year period. In addition, HAXS agreed to continue to provide health benefits for Mr. Verdi and his family, as well as 401(K) Plan participation and employer match, and a car allowance for a period of one year from termination of employment. HAXS also agreed to pay Mr. Verdi for all accrued but unused vacation days computed for the period ending January 1, 2000. Finally, HAXS agreed that all options granted to Mr. Verdi would become fully vested on the date of termination. The expiration of certain options was extended to October 22, 2001. HAXS also agreed to issue Mr. Verdi immediately exercisable options to purchase 25,000 shares of HAXS common stock on the date of termination at an exercise price equal to the average of the bid and asked price of the HAXS common stock on the date of grant. Mr. Verdi agreed to provide consulting services to the Company for a period of one year from the date of grant. Mr. Verdi's termination agreement became effective on March 1, 2001.

         John Carradine. Mr. Carradine began employment with the Company in March 2001. Under the terms of his offer letter, Mr. Carradine is employed at will at an annual salary rate of $200,000. He received a grant of 100,000 options to purchase HAXS common stock under the 2000 HAXS Stock Option Plan at an exercise price of $0.82 per share, with 28,000 of such options vesting on the date of grant, and the balance of 72,000 options vesting pro-rata on a quarterly basis over the subsequent four year period of employment.

Other Transactions

         Securities Purchase Agreement from Royal Bank of Canada. On September 20, 2000, HAXS, Mr. Clemens, UICI and Brown Simpson Partners I, Ltd., entered into a securities purchase agreement with Royal Bank of Canada, one of the original purchasers, which provided for the purchase of $5.0 million in principal amount of the 2% convertible debenture and warrants to purchase 36,873 shares of HAXS common stock for an aggregate purchase price of approximately $3.5 million. As a result of this purchase and the amendments to the debentures and warrants discussed below, each of Mr. Clemens, UICI and Brown Simpson Asset Management, LLC, will each hold a 2% convertible debenture, which is convertible into 185,185 shares of HAXS common stock and a warrant to purchase 12,291 shares of HAXS common stock at $3.01 per share. In connection with this transaction and in exchange for the selling debenture holder's release of HAXS for any and all defaults by HAXS under the 2% convertible debenture, warrant and related agreements, HAXS issued to the selling debenture holder a warrant for 50,000 shares of HAXS common stock at an exercise price of $3.01 per share.

         Amendment to Securities Purchase Agreement. On September 28, 2000, HAXS entered into an Amendment to the Securities Purchase Agreement dated September 14, 1999, between HAXS and the holders of HAXS' $27.5 million 2% convertible debentures due September 14, 2002, including Mr. Clemens and UICI. In accordance with the terms of the Amendment, following the consummation of the Reorganization, the terms of the debentures were amended effective January 29, 2001, to, among other things, extend the maturity of the debentures to September 14, 2005, to change the conversion price to $9.00 per share and to modify the events of default. Based upon the revised conversion price, the amended debentures are convertible into 3,055,555 shares of HAXS' common stock. The terms of the warrants to purchase 202,802 shares of HAXS' common stock issued to the purchasers of the debentures were also amended to reduce the exercise price to $3.01 and to extend the exercise period of the warrants for an additional year, or until September 13, 2005. In addition, as part of this transaction, HAXS and the holders of the debentures entered into an Amended and Restated Registration Rights Agreement on January 29, 2001. HAXS renegotiated the terms of these agreements in order to extend the maturity dates of the debentures and to obtain a conditional waiver which suspends any and all past or current defaults or violations arising under the original terms of these debenture or the registration rights agreement from September 28, 2000 through the closing date of the Reorganization, and precludes the holders from enforcing any and all past, current or future defaults or violations by HAXS arising under the original terms of debentures or the registration rights agreement from September 28, 2000 through the closing date of the Reorganization.

         UICI. Healthaxis currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements, including the UICI outsourcing agreement described below, ranging from one to five years, with annual renewable options thereafter. These services include the licensing of some of its propriety work flow and business applications as well as systems integration and technology management. UICI and its subsidiaries constitute, in the aggregate, Healthaxis' largest client. For the year ended December 31, 2000, UICI and its subsidiaries accounted for an aggregate of approximately $27.4 million, or 64% of Healthaxis' total revenues from continuing operations. As of December 31, 2000, Healthaxis had trade receivables from UICI and its subsidiaries and affiliates of $3.0 million. For the years ended December 31, 1998 and 1999, UICI and its subsidiaries accounted for an aggregate of $24.8 million (65%) and $28.2 million (66%) respectively of Insurdata Incorporated pro forma revenues for such periods.

         UICI and its former subsidiary, Insurdata Incorporated, entered into various agreements, all of which were assumed by Healthaxis in connection with its merger with Insurdata Incorporated. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. There can be no assurance that each of these agreements, or the transactions provided for therein, will be effected on terms at least as favorable to Healthaxis as could have been obtained from unaffiliated third parties.

         Healthaxis and UICI, including its subsidiaries may enter into additional or modified arrangements and transactions. Any such future arrangements and transactions will be determined through negotiation between Healthaxis and UICI, and it is possible that conflicts of interest will be involved.

         The following is a summary of the current and contemplated arrangements and transactions between Healthaxis or HAXS and UICI. The descriptions of the transactions set forth below are intended to be summaries and the descriptions are qualified in their entirety by reference to the relevant agreements.

         UICI has entered into two voting trust agreements. These agreements grant voting power over a portion of the HAXS common stock held by UICI to the trustees who are directors of Healthaxis and HAXS.

         Founders Plan Voting Trust. The Insurdata merger agreement provided for a voting trust agreement which required the establishment of a trust to hold the 2,439,885 shares of Healthaxis common stock which are held of record by UICI, but as to which UICI has granted options to purchase such shares to some of the employees of the former Insurdata Incorporated and other UICI subsidiaries pursuant to its Insurdata Incorporated Founders' Program. Shares of Healthaxis Common Stock held in this Trust were converted into 3,224,665 shares of HAXS Common Stock in connection with the Reorganization. The initial trustees of this trust are Michael Ashker, Alvin Clemens, Edward W. LeBaron, Jr. and Henry Hager who are referred to as the trustees. All of the trustees are also directors of HAXS and Healthaxis. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. The voting trust agreement terminates upon the earlier of the distribution of the shares subject to the agreement or July 1, 2003. Upon termination of the voting trust, the shares remaining in the trust will be distributed to UICI. As of December 31, 2000, the Insurdata Incorporated Founders' Trust held 3,224,645 shares of HAXS common stock.

         UICI Voting Trust. UICI, and Messrs. Ashker, LeBaron and Maloney entered into a voting trust agreement which provided for the establishment of a trust to hold 10,103,217 shares of Healthaxis common stock held by UICI. This trust is referred to as the UICI Voting Trust in this proxy statement. The initial trustees of this trust are Michael Ashker, Edward W. LeBaron, Jr. and Dennis B. Maloney who are referred to as the trustees. All of the trustees are also directors of Healthaxis and HAXS. Mr. Maloney is an officer and Mr. Ashker is the Chairman of the Board of Healthaxis and HAXS. A majority of the trustees have the power to vote the shares held by the trust in their discretion at all meetings of shareholders or pursuant to actions by unanimous consent. UICI retains dispositive power and the ability to receive all dividends on the shares held in the trust. The UICI voting trust was amended effective July 31, 2000, to read in its present form. Pursuant to the voting trust agreement, as amended, if one of the trustees is no longer able to serve as trustee, the other two trustees may select by unanimous vote a new trustee from the members of the board of directors of HAXS or Healthaxis who were not nominated by UICI. The voting trust agreement, as amended, terminates upon the earlier of February 11, 2020; such time as UICI owns less than 25% of the outstanding common stock of Healthaxis or HAXS; upon another person acquiring 51% or more of the outstanding shares of Healthaxis; or March 31, 2001 if the Reorganization is not completed. As of December 31, 2000, the UICI voting trust held 6,433,069 shares of Healthaxis common stock which were converted to 8,581,714 shares of HAXS common stock upon completion of the Reorganization on January 26, 2001.

         UICI Outsourcing Agreement. UICI and its affiliates and Healthaxis have entered into a technology outsourcing agreement. The terms of this agreement were negotiated between Insurdata Incorporated and UICI prior to Healthaxis' acquisition of Insurdata Incorporated. Pursuant to the terms of this agreement, Healthaxis will provide UICI and its affiliates with technology support services, system integration services, data processing services, local area network and other telecommunications services, and other software and hardware based services for an initial term of five years commencing in January 2000. At UICI's option, the parties are required to negotiate, in good faith, a three year renewal term prior to the expiration of the agreement. If they are unable to agree on renewal prices, terms and conditions, the agreement will expire at the end of the initial term. The agreement contains no minimum or maximum commitments on behalf of UICI and its affiliates, and UICI and its affiliates are free to obtain the services provided by Healthaxis from an unrelated third party during the term of the agreement. The agreement requires both UICI and Healthaxis to contribute facilities and equipment. Under the terms of the agreement, UICI is also required to contribute UICI-owned software. Third party software may also be used to provide the services required under the agreement. The agreement provides that Insurdata Incorporated assigns and transfers to UICI any and all right, title and interest that Insurdata Incorporated may have, or claim to have, to materials that were previously developed by Insurdata Incorporated for UICI under existing agreements. All materials developed by Healthaxis during the term of the agreement will belong to UICI. UICI may, at its option, grant a license to these materials back to Healthaxis subject to payment of royalties from Healthaxis to UICI. The agreement established service levels and availability standards and imposes penalties if such standards are not met. Under the terms of the agreement, Healthaxis may not stop providing services due to a dispute between the parties.

         Generally, the services provided under the agreement must be billed at Healthaxis' cost plus ten percent. The agreement also requires that if Healthaxis charges an unaffiliated third party a rate that is lower than it charges UICI and its affiliates for similar services, UICI and its affiliates would be entitled to receive the lower rate. At the expiration or termination of the agreement, UICI has the right to hire employees of Healthaxis or its affiliates who have spent greater than eighty percent of their time providing services to UICI and its affiliates during the six months preceding the expiration or termination of the agreement. In addition, at the expiration or termination of the agreement, Healthaxis is obligated to provide up to six months of transition assistance services. The parties also agreed to indemnify and hold one another harmless against enumerated losses and claims. During fiscal 2000, UICI paid Healthaxis $22.9 million, pursuant to the terms of this agreement.

         Software Purchase. In December 2000, Healthaxis purchased full ownership of all right, title and interest in the Insight Claims System from MEGA Life and Health Insurance Company, a subsidiary of UICI, for $1.6 million for the purpose of commercializing the system as a browser-based administration and claims processing system for license and/or resale in the health insurance payer market.

         Software Licenses Transactions. In January 2001, in consideration of a one-time, up front license fee of $1,836,900, Healthaxis granted an enterprise-wide, perpetual license to UICI to Healthaxis' Insur-Web and Insur-Enroll software and web-enabling technology for the distribution and administration of health insurance products, which products were not already covered by, and were expressly excluded from the UICI Outsourcing Agreement.

         UICI Amended and Restated Carrier Partner Agreement. On March 30, 1999, Healthaxis entered into an amended and restated carrier partner agreement with UICI and two of UICI's subsidiaries, MEGA Life & Health Insurance Company and Midwest National Life Insurance Company of Tennessee. Pursuant to the UICI carrier partner agreement, some of the insurance products and services of UICI's insurance subsidiaries will be offered through Healthaxis' website to consumers. This agreement was assigned to Digital Insurance, Inc. as a part of the Digital sale completed during October 2000. In addition, Healthaxis agreed to issue to UICI a warrant to purchase up to 150,000 shares of Healthaxis common stock, subject to adjustment, at $4.40 per share and 7,500 shares of Healthaxis common stock, subject to adjustment, at $12.00 per share.

         UICI Administrators, Inc. Healthaxis also currently provides work flow and business applications to UICI Administrators, Inc., an entity that provides administrative services and is owned by UICI, pursuant to a written service license agreement. For the year ended December 31, 2000, UICI Administrators accounted for an aggregate of $4.5 million, or 10.6% of Healthaxis' revenues from continuing operations. The amounts paid by UICI Administrators are included in the UICI and subsidiaries numbers noted above.

         During 1999, Insurdata Incorporated entered into a contract with UICI Administrators and an unrelated third party for both programming services and ongoing processing of medical insurance claims and Medicare claims. The contract provides for Healthaxis to receive an approximate $1.1 million fixed fee for programming services payable initially in cash up to $640,000 as programming services are performed and then by a $460,000 non-interest bearing note with an estimated value of approximately $370,000 using an estimated implied interest rate of 8.75%. The note will be paid in equal monthly installments of $7,666 over the five-year life of the contract. The note is collateralized by the proceeds of the cancellation provisions within the UICI Administrators' contract with the unrelated third party. Healthaxis recorded approximately $288,000 in programming revenues under this contract during the year ended December 31, 2000. These amounts are included in the UICI Administrators numbers in the preceding paragraph. The arrangement with UICI Administrators provided for the customary transaction and processing fees over the term of the contract.

         Healthaxis provided accounting and management services to UICI Administrators. In exchange for these services, UICI Administrators paid Healthaxis a fee based upon the salary, benefits and time commitment of its employees actually performing the services. The fee is intended to reimburse Healthaxis for the costs of providing these services and therefore such fees are offset against the related expenses. Fees received by Insurdata from UICI Administrators amounted to $134,000 and $143,000, for the years ended December 31, 1998 and 1999. Healthaxis did not received any fees from UICI Administrators for the year ended December 31, 2000.

         In addition to the accounting services provided by Insurdata Incorporated, its President and Chief Executive Officer, Dennis B. Maloney, who is currently the Chief Operating Officer and a director of Healthaxis and HAXS, provided management oversight of UICI Administrators. Neither Mr. Maloney nor Insurdata Incorporated received any compensation in exchange for Mr. Maloney's services. Healthaxis ceased providing these services following the completion of Insurdata merger.

         Human Resource Support. Commencing in 1997, UICI provided human resource administrative services to Insurdata, including payroll services and employee benefit management pursuant to a one year agreement which expired on December 31, 1999, with annual renewals thereafter. Either party upon 90 days' notice could cancel this agreement. In addition to reimbursement on a dollar-for-dollar basis for benefit costs, UICI charged Insurdata an administrative fee of $10 per-employee per-pay period pursuant to a written agreement, which fee is intended to reimburse UICI for the overhead it incurs in providing these services. Healthaxis ceased utilizing UICI's payroll services in June 2000, and its employee benefit management services as of December 31, 2000.

         Lease Agreements. Healthaxis leases two facilities from subsidiaries of UICI. Healthaxis leases office space located in Hurst, Texas, pursuant to a written agreement that expired on December 31, 1999 and currently continues on a month to month basis. Healthaxis leases additional office space in Dallas,

Texas, on a month-to-month basis under a verbal agreement. For the year ended December 31, 2000, Healthaxis paid an aggregate of approximately $361,000 under these leasing arrangements. Healthaxis believes that the terms of these lease arrangements are no less favorable to it than could have been obtained in a transaction with an unaffiliated party.

         Winterbrook VSO. Winterbrook VSO provides sales and marketing services for Healthaxis' imaging and electronic data capture services pursuant to a verbal brokerage agreement. Winterbrook VSO is owned by Ronald L. Jensen, current Chairman of UICI and a director of Healthaxis until February 2000. Under the agreement that expired June 30, 1997, Winterbrook VSO received a commission computed on the amount of recurring license fees under client contracts that Winterbrook VSO brokered on behalf of Healthaxis. For the year ended December 31, 2000, Healthaxis paid Winterbrook VSO $175,000. At December 31, 2000, the balance of commissions owed to Winterbrook VSO was approximately $53,000. Mr. Jensen purchased Winterbrook VSO from UICI in July 1997.

         Netlojix Communications, Inc. Netlojix Communications, Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of Healthaxis, and his five adult children and their affiliated trusts own a controlling interest, provides telephone services to UICI and its subsidiaries, including Insurdata Incorporated, and now Healthaxis, pursuant to a written agreement. The current agreement is for a 24 month term expiring August 2002. In 1997 and 1998, and until August 1, 1999, Matrix Telecom, a subsidiary of Netlojix Communications, Inc., provided telephone services to Insurdata Incorporated. For the year ended December 31, 2000, Healthaxis paid Netlojix Communications, Inc. $404,000.

         JetForm Corporation. JetForm Corporation, a software provider of which Dennis B. Maloney was a director, licenses some of its software products pursuant to its standard license agreement to Healthaxis. Healthaxis uses the software to support workflow and printing functionality provided within various client solutions. For the year ended December 31, 2000, Healthaxis paid JetForm Corp. $18,000.

         Sale of Subsidiaries. Effective October 1, 1999, Insurdata Incorporated sold its Insurdata Administrators division, which provided benefits administration services and its 100% member interest in Insurdata Marketing Services, LLC to a subsidiary of UICI for a cash sales price of approximately $459,000 and $399,000, respectively. The prices approximated Insurdata Incorporated's net book value of the Insurdata Administrators division and Insurdata Marketing Services, LLC at the time of the sale.

         The book value of the assets and liabilities of the Insurdata Administrators division and Insurdata Marketing Services, LLC at December 31, 2000 were as follows:

Cash and current equivalents....................................    $ 598,000
Other current assets............................................    $ 415,000
Non-current assets..............................................    $ 960,000
Liabilities..................................................... $(1,115,000)
                                                                 -----------
Shareholders equity and Member interest (net book value)........   $(858,000)
                                                                 ===========

         Employee Loans. On October 18, 1999, Insurdata Incorporated made loans aggregating $631,000 to some of its executive officers and senior management, including Dennis B. Maloney, who is currently Healthaxis' Chief Operating Officer. These loans were extended by Insurdata Incorporated for the purpose of enabling such individuals to exercise options to purchase Insurdata Incorporated common stock issued under Insurdata Incorporated Founders' Plan. Each of the loans is due on December 31, 2002, and bears interest at a rate of 6% per annum, with interest payable quarterly. If the employee is terminated and there is a public market for the shares, the due date on the loan is accelerated to 90 days from the later of termination or the establishment of a public market. The largest outstanding balance on the loans was $631,000 during 2000. The outstanding balance on these loans was $631,000 at December 31, 2000. These loans are now held by Healthaxis and are secured by Healthaxis common stock. At December 31, 2000, the outstanding balance on Mr. Maloney's loan was $400,000.

         Other Loans. Healthaxis and HAXS have entered into various agreements, the material terms of which are summarized below. These agreements were developed in the context of a parent/subsidiary relationship and therefore none of the terms of these agreements are the result of arms' length negotiations between the independent parties.

         Healthaxis and HAXS entered into a loan agreement dated as of September 29, 2000, which reflects the terms and conditions of the new and existing loans from Healthaxis to HAXS of up to $3,404,589. This amount is evidenced by three promissory notes. The first note provides HAXS with a secured line of credit of up to $1.1 million, which HAXS used to pay expenses associated with the Reorganization, interest on HAXS' 2% convertible debentures and general operating expenses. The second secured note was intended to be used, in addition to other consideration, to settle any amounts owed to Hannover Life Reassurance Company of America under a guaranty agreement which was settled in December 2000. No funds were advanced under this note. HAXS settled the guaranty agreement with the $4.25 million in proceeds from the sale of the headquarters building at 2500 DeKalb Pike in East Norriton, PA, which it sold to Healthaxis in December 2000. The third unsecured promissory note relates to funds previously advanced to HAXS in the amount of $1,304,589. Upon consummation of the Reorganization, the outstanding balance on these notes was converted to intercompany balances.

         Headquarters Building. Prior to December 12, 2000, when Healthaxis purchased the building at 2500 DeKalb Pike, East Norriton, PA from HAXS for $4,250,000, Healthaxis leased its headquarters at that facility from HAXS at a cost of $61,500 per month. Digital Insurance, an unaffiliated third party, entered into a leasing agreement effective July 1, 2000, which is adjusted monthly based on employee count and has resulted in monthly income ranging from $12,300 to $18,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires HAXS' directors, executive officers, and persons who own more than 10% of a registered class of HAXS' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of HAXS. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish HAXS with copies of all Section 16(a) forms they file.

         To HAXS' knowledge, based solely on a review of the copies of such reports furnished to HAXS and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

ADVANCE NOTICE BYLAW PROVISION

         The Company's Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company's proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

SHAREHOLDER PROPOSALS

         The deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2002 Annual Meeting of Shareholders (the "2002 Meeting") will be December 30, 2001. As to all such matters which the Company does not have notice on or prior to December 30, 2001, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2001 Meeting to vote on such proposal. In addition, the Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company's proxy materials related to the 2002 Meeting require that a shareholder proposal regarding the 2002 Meeting must be submitted to the Company at its office located at 2500 DeKalb Pike, East Norriton, PA 19401, by December 30, 2001, to receive consideration for inclusion in the Company's 2002 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

INDEPENDENT PUBLIC ACCOUNTANTS

         At the recommendation of the Audit Committee of the Board of Directors, the public accounting firm of BDO Seidman, LLP was designated as the Company's independent certified public accountants for fiscal 2000. The Audit Committee of the Board of Directors has recommended and the Company's Board of Directors approved the selection of the public accounting firm of Ernst & Young as the Company's independent certified public accountants for fiscal 2001. The decision to change public accounting firms was not due to a disagreement between the Company and BDO Seidman, LLP regarding accounting principles.

         The reports of BDO Seidman, LLP on the financial statements of the Company during the two-year period ended December 31, 2000, did not contain an adverse opinion, or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the two-year period ended December 31, 2000, and interim period from January 1, 2001 through April 17, 2001, the date of dismissal, the Company did not have any disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

         Prior to engaging Ernst & Young, the Company has not consulted Ernst & Young regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the registrant's financial statements.

         Representatives from both BDO Seidman, LLP and Ernst & Young are expected to be present at the Annual Meeting in order to have the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Independent Accountants Audit Fees

         The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 ("Fiscal 2000") and the reviews of the financial statements included in the Company's Form 10-Qs for Fiscal 2000 totaled $159,000.

Financial Information Systems Design and Implementation Fees

         For Fiscal 2000, BDO Seidman, LLP did not bill for professional services related to financial information systems design and implementation.

All Other Fees

         The aggregate fees billed for services rendered by BDO Seidman, LLP, other than for services covered by the two preceding paragraphs, totaled $393,500 for Fiscal 2000, of which $358,000 was related to the S-4 and the Reorganization which was consummated on January 26, 2001.

         The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is comparable with maintaining BDO Seidman's independence.

ANNUAL REPORT

         This Proxy Statement is accompanied by the Annual Report to Shareholders for the year ended December 31, 2000 (the "Annual Report"). The Annual Report contains the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 REQUIRED TO BE FILED WITH THE SEC WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

Healthaxis Inc.
2500 DeKalb Pike
East Norriton, PA 19401
Attn: Michael G. Hankinson
Sr. Vice President, Secretary & General Counsel

                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                    /s/ MICHAEL G. HANKINSON
                                    -----------------------------------
                                    MICHAEL G. HANKINSON
                                    SECRETARY

                                 Healthaxis Inc.

                             AUDIT COMMITTEE CHARTER

Composition

The Audit Committee shall be composed of at least three directors who are independent of the management of the company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member and are, or will shortly become, financially literate. In addition, the members of the Audit Committee shall understand financial statements.

Objective of the Audit Committee

The Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of the financial reports of the company.

Specific Responsibilities of the Audit Committee

In fulfilling its objective, the Audit Committee shall have the responsibility with respect to:

The Company's Risks and Control Environment:

     o To review management's overview of the risks, policies, procedures, and controls surrounding the integrity of financial reporting and, particularly, the adequacy of the company's controls in areas representing significant financial and business risks;

     o To establish, review, and update periodically a code of ethical conduct, ensure that management has established a system to enforce the code, and receive updates and briefing from management and others on how compliance with ethical policies and other relevant company procedures is being achieved;

     o To review, with the company's counsel, legal matters, including litigation, compliance with securities trading policies, the Foreign Corrupt Practices Act and other laws having a significant impact on the company's business or its financial statements; and

     o To investigate any matter brought to its attention within the scope of its duties, and retain outside counsel for this purpose if, in its judgment, that is appropriate.

The Hiring and Firing of the Relationship with the Independent Accountants:
---------------------------------------------------------------------------

     o To participate, on behalf of the Board of Directors, in the process by which the company selects the independent accountants to audit the company's financial statements, evaluate annually the effectiveness and objectivity of such accountants, and recommend the engagement or replacement of independent accountants to the Board of Directors;

     o To have an open line of communication with the independent accountants, who shall have ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders;

     o To approve the fees and other compensation paid to the independent accountants, and

     o To review the independence of the independent accountants prior to engagement, annually discuss with the independent accountants their independence annually based upon the written disclosures and the letter from the independent accountants required by Independent Standards Board Standard No. 1, as modified or supplemented, and discuss with the Board of Directors any relationships that may adversely affect the independence of the independent accountants.

The Financial Reporting Process

     o To meet with the independent accountants and the financial management of the company with respect to major changes to the company's auditing and accounting principles;

     o To meet with the independent accountants and the financial management of the company together and separately with the independent accountants (a) prior to the performance by the independent accountants of the audit to discuss the scope of the proposed audit for the current year and the audit procedures to be utilized; and (b) at the conclusion of the audit to discuss (i) the independent accountants' judgments about the quality, not just the acceptability, of the company's accounting principles as applied in its financial reporting, the consistency of application of the company's accounting policies and the clarity, consistency, and completeness of the entity's accounting information contained in the financial statements and related disclosures, (ii) the adequacy and effectiveness of the accounting and financial controls of the company, including the internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper, and any recommendations for improvement of such internal control procedures or for new or more detailed controls or procedures of the company, (iii) any other results of the audit, including any comments or recommendations, and (iv) the views of the independent accountants with respect to the financial, accounting, and auditing personnel and the cooperation that the independent accountants received during the course of the audit;

     o To review and discuss with the independent accountants and the financial management of the company the company's financial results before they are made public. In general, the chairman of the Audit Committee may represent the entire committee with respect to the review and discussions about interim financial results; and

     o To review other reports submitted by the company to any governmental body or the public, including any certification, report, opinion or review rendered by the independent accountants.

The Internal Audit Process:

     o To review and assess the benefit of establishing an internal audit function and to weigh the anticipated benefit against the estimated cost to do so. Based upon this cost / benefit analysis and with due consideration to the company's existing control environment, the committee shall report its conclusions and make a recommendation to the full board not less than annually.

Other Responsibilities of the Audit Committee:

     o    To review and update periodically the charter for the Audit Committee;

     o To review, assess, and approve or disapprove conflicts of interest and related-party transactions;

     o To review accounting and financial human resources and succession planning within the company;

     o To meet at least four times annually, or more frequently as circumstances dictate;

     o To report to the Board of Directors the matters discussed at each committee meeting;

     o To assess the performance of the Audit Committee members through a self-assessment process, led by the chairman of the committee; and

     o To keep an open line of communication with the financial and senior management, the internal audit team, the independent accountants, and the Board of Directors.

REVOCABLE PROXY


                                 HEALTHAXIS INC.
                  Annual Meeting of Stockholders - May 18, 2001

                      THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF HEALTHAXIS INC.

         The undersigned hereby constitutes and appoints James W. McLane and Michael G. Hankinson and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the annual meeting of stockholders of HealthAxis Inc., to be held on May 18, 2001, and at any postponement or adjournment thereof, and to vote all of the shares of capital stock of Provident which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs this proxy to vote as indicated on the reverse side of this proxy card:

         THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR THE ELECTION OF THE NOMINEES IDENTIFIED IN ITEM 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.


                  (Continued and to be signed on reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board of Directors recommends a VOTE "FOR" the election of the nominees listed below and for Proposal II.


                                                             Please    |X|
                                                              mark
                                                           your votes
                                                           as in this
                                                            example.




I. The election as directors of all of the following nominees for the term of one year:

             FOR all nominees                   WITHHOLD
              listed below                      AUTHORITY
            (except as marked           to vote for all nominees
             to the contrary)                 listed below

                  [ ]                             [ ]

 MICHAEL ASHKER   ALVIN H. CLEMENS   HENRY G. HAGER  JAMES W. MCLANE
 PATRICK J. McLAUGHLIN  EDWARD W. LeBARON, JR.  GREGORY T. MUTZ
 DENNIS B. MALONEY

         To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below:
_______________________________________________________________

II. In their discretion, the proxies are authorized to vote on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

         Should the undersigned be present and choose to vote at the annual meeting or at any adjournments or postponements thereof, and after notification to the Secretary of HealthAxis Inc. at the annual meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary or by duly executing a proxy bearing a later date.

         The undersigned hereby acknowledges receipt of HealthAxis Inc.'s Annual Report to Shareholders, Notice of HealthAxis Inc.'s Annual Meeting and the proxy statement relating thereto.



                                        DATE:__________________________, 2001
                                                    Signature(s)
                                        ____________________________________
                                        Signature
                                        ____________________________________
                                        Signature


                                       NOTE: It would be helpful if you
                                             signed your name exactly as it
                                             appears on your stock
                                             certificate(s), indicating any
                                             official position or representative
                                             capacity. If shares are registered
                                             in more than one name, all owners
                                             should sign.

                                          Please date, sign and mail your proxy
                                             card back as soon as possible.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.